Exhibit 99.1

AmerisourceBergen Corporation P.O. Box 959 Valley Forge, PA 19482

Contact:	Michael N. Kilpatric	Barbara Brungess
	610-727-7118	610-727-7199
	mkilpatric@amerisourcebergen.com	bbrungess@amerisourcebergen.com

AMERISOURCEBERGEN ACQUIRES CANADIAN DISTRIBUTOR TRENT DRUGS

VALLEY FORGE, Pa. October 5, 2005 — AmerisourceBergen Corporation (NYSE: ABC) today announced it has acquired Trent Drugs (Wholesale) Ltd, one of the largest national pharmaceutical distributors in Canada for a purchase price of approximately US$83 million, which includes the assumption of debt of approximately US$43 million. AmerisourceBergen anticipates Trent will be accretive to fiscal year 2006 earnings per share by approximately $0.01 to $0.02.

“Trent’s national coverage and its management team provide a solid foundation for expanding our pharmaceutical distribution capability into the Canadian marketplace,” said R. David Yost, AmerisourceBergen Chief Executive Officer. “Trent is a logical expansion of our pharmaceutical distribution business and continues AmerisourceBergen’s strategic focus on the pharmaceutical supply channel.”

“We are excited about joining AmerisourceBergen and continuing the rapid growth of our distribution business in Canada,” said Richard Normandeau, who will remain Trent President and has joined AmerisourceBergen as Regional Vice President, AmerisourceBergen Drug Corporation in Canada reporting directly to Terrance Haas, Senior Vice President and President of AmerisourceBergen Drug Corporation. “AmerisourceBergen’s financial strength, distribution expertise, and unique retail programs enhance our ability to continue to offer our customers superior service and distribution capability.”

Headquartered in Kingston, Ontario, Trent generated about US$500 million in revenue over the last twelve months. Trent distributes pharmaceuticals in the provinces of Ontario, Quebec, British Columbia, and the Atlantic provinces, which represent approximately 80 percent of the Canadian population. Founded in 1986 by Mahen J. Acharya, Chairman and Chief Executive Officer, the company has a strong presence in the Canadian retail pharmacy market, and is focused on growing its hospital business. Mr. Acharya has left the company to pursue other interests.

AmerisourceBergen financed the acquisition with borrowings under a new CDN$135 million credit facility that will be available as well for general corporate purposes related to the Company’s new Canadian operations.

About AmerisourceBergen

AmerisourceBergen (NYSE:ABC) is one of the largest pharmaceutical services companies in the United States. Servicing both pharmaceutical manufacturers and healthcare providers in the pharmaceutical supply channel, the Company provides drug distribution and related services designed to reduce costs and improve patient outcomes. AmerisourceBergen’s service solutions range from pharmacy automation and pharmaceutical packaging to pharmacy services for skilled nursing and assisted living facilities, reimbursement and pharmaceutical consulting services, and physician education. With more than $54 billion in annual revenue, AmerisourceBergen is headquartered in Valley Forge, PA, and employs more than 14,000 people. AmerisourceBergen is ranked #23 on the Fortune 500 list. For more information, go to www.amerisourcebergen.com.

FORWARD-LOOKING STATEMENTS

This news release may contain certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. Forward-looking statements may include statements addressing AmerisourceBergen’s future financial and operating results and the benefits, efficiencies and savings to be derived from the Company’s integration plans to consolidate its distribution network.

The following factors, among others, could cause actual results to differ materially from those described in any forward-looking statements: competitive pressures; the loss of one or more key customer or supplier relationships; customer defaults or insolvencies; changes in customer mix; supplier defaults or insolvencies; changes in pharmaceutical manufacturers’ pricing and distribution policies or practices; adverse resolution of any contract or other disputes with customers (including departments and agencies of the U.S. Government) or suppliers; regulatory changes; changes in U.S. government policies (including reimbursement changes arising from the Medicare Modernization Act); market interest rates; operational or control issues arising from AmerisourceBergen’s outsourcing of information technology activities; success of the Pharmaceutical Distribution segment’s ability to transition its business model to fee-for-service; success of integration, restructuring or systems initiatives; fluctuations in the U.S. dollar – Canadian dollar exchange rate; economic, business, competitive and/or regulatory developments in Canada; acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control; and other economic, business, competitive, legal, regulatory and/or operational factors affecting the business of AmerisourceBergen generally.

More detailed information about these and other risk factors is set forth in AmerisourceBergen’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for fiscal 2004.

AmerisourceBergen is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward looking statements whether as a result of new information, future events or otherwise.

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